Exhibit 99.1

Mueller Industries, Inc. Announces 20 Percent Dividend Increase and Two-for-One Stock Split

MEMPHIS, Tenn., February 21, 2014 -- Mueller Industries, Inc. (NYSE: MLI) announced today that its Board of Directors has declared a regular quarterly cash dividend of 15 cents per share on its common stock.  This represents a 20 percent increase, or two and one half cents per share increase, over previous quarters.  The dividend will be payable March 14, 2014, to shareholders of record on March 3, 2014.

The Company also announced that the Board of Directors has declared a two-for-one stock split to be effected in the form of a 100 percent stock dividend.  Stockholders of record on March 14, 2014 will receive one additional share of common stock for each share of the Company’s common stock held on that date.  The distribution date for the stock split, or the date on which new shares will be distributed from the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, will be March 28, 2014.  Following the stock split, Mueller’s outstanding common shares will increase to approximately 56.6 million shares.  The dividend discussed above will be paid on shares held prior to the split.

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to: (i) the construction of new homes; (ii) the improvement and reconditioning of existing homes and structures; and (iii) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901)753-3226